Exhibit 99.4

Date: August 26, 2024

AIGO HOLDING LIMITED

4th Floor, Building No. 26, Ju Yuan Zhou Garden

Jinshan Industrial Zone, 618 Jinshan Avenue, Jianxin Town

Fuzhou City, Fujian Province, China 350028

Re: Aigo Holding Limited

Ladies and Gentlemen,

We understand that Aigo Holding Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully

For and on behalf of

China Insights Industry Consultancy Limited

/s/ Ruby Jiang
Name:	Ruby Jiang
Title:	Managing Director